Exhibit 99.1
News Release

Pioneer Natural Resources Company Reports First Quarter 2018
Financial and Operating Results

Dallas, Texas, May 2, 2018 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today reported financial and operating results for the quarter ended March 31, 2018.

Pioneer reported first quarter net income attributable to common stockholders of $178 million, or $1.04 per diluted share. Without the effect of noncash mark-to-market (MTM) derivative losses of $106 million after tax, or $0.62 per diluted share, adjusted income for the first quarter was $284 million after tax, or $1.66 per diluted share.

First quarter financial and operating highlights included:

•
producing 260 thousand barrels oil equivalent per day (MBOEPD) in the Permian Basin, an increase of 9 MBOEPD, or 3%, compared to the fourth quarter of 2017; first quarter Permian Basin production was at the top end of Pioneer’s production guidance range of 252 MBOEPD to 260 MBOEPD; as previously announced, freezing temperatures in early January resulted in production losses of approximately 6 MBOEPD; Permian Basin oil production increased to 170 thousand barrels of oil per day (MBOPD); 63 horizontal wells were placed on production;

•
producing 312 MBOEPD companywide, an increase of 7 MBOEPD, or 2%, compared to the fourth quarter of 2017; production was near the top end of Pioneer’s first quarter production guidance range of 304 MBOEPD to 314 MBOEPD; in addition to the freezing temperatures in early January that resulted in production losses of approximately 6 MBOEPD, Pioneer’s first quarter production was negatively impacted by approximately 2 MBOEPD due to a compressor station fire in the West Panhandle field; West Panhandle production resumed in early April at approximately 8 MBOEPD;

•
continuing to maintain a strong balance sheet with cash on hand at the end of the first quarter of $1.8 billion (includes liquid investments); net debt to forecasted 2018 operating cash flow was 0.3 times and net debt-to-book capitalization was 7% at the end of the first quarter;

•
assuring movement of Pioneer’s increasing volumes of Permian Basin oil and gas through firm transportation contracts; approximately 160 MBOPD were delivered to the Gulf Coast under firm pipeline contracts during the first quarter at Brent-related pricing; Pioneer exported 87 MBOPD of the total volumes delivered to the Gulf Coast; approximately 75% of the Company’s Permian Basin gas production of 216 million cubic feet per day (MMCFPD) was tranported under firm pipeline contracts to the southern California market where it is sold, with the remainder sold primarily under term contracts at Waha;

•	enhancing cash flow by $16 million from premiums received on oil sales to Gulf Coast refineries and export markets in the first quarter;

•	closing the sale of 10,200 net acres in the Eagle Ford Shale for $103 million;

•	adjusting Pioneer’s executive compensation program for 2018 to incorporate return on capital employed (ROCE) and per-share production and proved reserves growth targets; and

•	repurchasing approximately $17 million of common stock under the $100 million repurchase program to offset dilution from annual employee stock awards.

Pioneer’s full-year 2018 update includes:

•	operating 20 horizontal rigs in the Permian Basin; expecting to place 250 to 275 wells on production during 2018; evaluating the timing of rig additions later in 2018 to support the 2019 plan;

•	drilling the most productive wells in the Permian Basin that deliver strong cash operating margins and high rates of return;

•
expecting to place approximately 45 Version 3.0+ completions on line during the first half of 2018 as planned; Version 3.0+ completions continue to significantly outperform Version 3.0 wells; the Company is currently evaluating the number of Version 3.0+ completions to be added in the second half of 2018; during the first quarter, the Company completed 31 Version 3.0+ wells and placed 16 Version 3.0+ wells on production;

•
planning to appraise three additional Wolfcamp D wells with Version 3.0 completions during 2018; Pioneer’s first Wolfcamp D well with this type of completion, which was placed on production during the fourth quarter of 2017, has delivered 130-day cumulative production of 260 thousand barrel oil equivalents (MBOE), with an oil content of 72%;

•	expecting to appraise 19 wells in the Middle Spraberry Shale, Jo Mill and Lower Spraberry Shale during 2018 to determine optimal long-term development strategy;

•
progressing divesture process for the Company’s Eagle Ford Shale, South Texas, Raton and West Panhandle assets, making Pioneer a Permian Basin “pure play”; after all of the divestitures are completed, reported cash operating margins and corporate returns will be significantly improved;

•
funding 2018 capital spending from forecasted cashflow of approximately $3.2 billion at current strip prices for the remainder of 2018 ($66 per barrel for oil and $2.80 per thousand cubic feet (MCF) for gas); the 2018 capital budget of $2.9 billion is expected to be increased due to additional Version 3.0+ completions, late-year rig additions preparing for 2019 and inflation;

•	forecasting Permian Basin production growth in 2018 ranging from 19% to 24% compared to 2017; production is currently trending towards the high end of this range; and

•	repaying the May 2018 debt maturity of $450 million from cash on hand.

President and CEO Timothy L. Dove stated, “The Company delivered another solid quarter, with strong earnings, solid execution, robust oil production growth and excellent horizontal well performance in the Permian Basin.  Our world-class Permian Basin asset is considered by many to be the top oil shale play in North America.  We are drilling the most productive wells in the Basin that are low-cost and generate strong cash operating margins and high rates of return.”

“Our cash flow continues to benefit from our strategy to enter into firm transportation contracts for our increasing volumes of Permian Basin oil and gas production.  Our oil contracts to the Gulf Coast not only expose us to Brent-related pricing, but also insulate us from the recent widening of the Midland-Cushing oil price differential.  Pioneer’s firm transportation contracts for gas provide flow assurance, with more than 75% of our production being sold in southern California."

“Our transition to a Permian Basin ‘pure play’ is progressing according to plan.  The sale of selected Eagle Ford Shale acreage has been completed. The data room for our remaining Eagle Ford Shale and other South Texas assets has been active. We are making progress on the other assets and expect to have all the data rooms open by mid-May.  When the divestiture of these non-Permian assets is complete, the Company will report stronger cash operating margins and corporate returns due to an increase in revenue per barrel oil equivalent (BOE) and a decrease in operating cost per BOE.”

“Looking forward, our deep, low-risk inventory of high-margin Permian Basin wells allows us to deliver increasing cash flow and corporate returns.  Our balance sheet remains among the strongest in the industry, while our focus on capital discipline supports an economic, steady long-term growth profile.  We believe our high Permian ‘return on capital’ will enhance shareholder value by delivering increasing ‘return of capital’ to investors.”

Permian Basin Operations Update and Outlook

Pioneer is the largest acreage holder in the Midland Basin, with approximately 550,000 gross acres in the northern portion of the play and approximately 200,000 gross acres in the southern Wolfcamp joint venture area. Pioneer’s contiguous acreage position and substantial resource potential allow for decades of drilling horizontal wells with lateral lengths ranging from 7,500 feet to 14,000 feet.

The Company implemented a completion optimization program during 2015 in the Permian Basin that combines longer laterals with optimized stage lengths, clusters per stage, fluid volumes and proppant concentrations. The objective of the program was to improve well productivity by allowing more rock to be contacted closer to the horizontal wellbore. In 2013 and 2014, the Company’s initial fracture stimulation design (Version 1.0) consisted of proppant concentrations of approximately 1,000 pounds per foot, fluid concentrations of 30 barrels per foot, cluster spacing of 60 feet and stage spacing of 240 feet. Beginning in mid-2015, the Company enhanced its fracture stimulation design (Version 2.0), which consisted of larger proppant concentrations of approximately 1,400 pounds per foot, larger fluid concentrations of 36 barrels per foot, tighter cluster spacing of 30 feet and shorter stage spacing of 150 feet. Beginning in the first quarter of 2016, Pioneer commenced testing further-enhanced completion designs (Version 3.0), which included larger proppant concentrations of approximately 2,000 pounds per foot, larger fluid concentrations up to 50 barrels per foot, tighter cluster spacing down to 15 feet and shorter stage spacing down to 100 feet.

Pioneer placed 47 Version 3.0 wells on production during the first quarter of 2018. The Company also placed 16 wells on production during the first quarter of 2018 that utilized higher intensity completions compared to Version 3.0 wells. These are referred to as Version 3.0+ completions. Results from the 20 Version 3.0+ wells completed in 2017 and early production results from the 16 Version 3.0+ wells that were placed on production in the first quarter of 2018 are significantly outperforming production from nearby offset wells with less intense completions. The Company originally planned to test approximately 45 Version 3.0+ completions during the first half of 2018, with the remaining wells for 2018 expected to be predominantly Version 3.0 completions. However, based on the success of the higher intensity completions to date, the Company is evaluating adding more Version 3.0+ completions in the second half of 2018.

The Company has entered into firm pipeline commitments to deliver approximately 160 MBOPD, or 95% of current Permian Basin net oil production, to Gulf Coast refineries and export markets. The Company delivered 160 MBOPD to the Gulf Coast during the first quarter, of which 87 MBOPD were exported. The firm pipeline contracts insulate Pioneer from the recent widening of the Midland-Cushing oil price basis differential by providing exposure to Brent-related pricing. As a result of this premium pricing, Gulf Coast refinery and export sales added $16 million of incremental cash flow in the first quarter of 2018. Pioneer’s oil volumes under firm transportation contracts increase through 2021 commensurate with the Company’s forecasted Permian Basin oil production growth. Pioneer is targeting to transport greater than 90% of the Company’s long-term Permian Basin net oil production under firm pipeline transportation agreements to the Gulf Coast for refinery sales and exports. The Company expects exports in the second quarter of 2018 to be similar to the first quarter. During the second half of 2018, export volumes are expected to grow as Pioneer’s export capacity is increased from approximately 110 MBOPD to 150 MBOPD.

The Company remains well positioned to move its Permian Basin gas production. Approximately 75% of Pioneer’s Midland Basin gas production is transported under firm pipeline transportation agreements to the southern California market where it is sold. The remainder is primarily sold under term contracts at Waha. Additional firm pipeline transportation has been secured on Kinder Morgan’s Gulf Coast Express pipeline, which is anticipated to be on line late in the third quarter of 2019. Firm transportation on the Gulf Coast Express pipeline will provide access to LNG exports, refineries, petrochemical facilities and Mexican markets. The Company’s 2018 revenues from gas sales are expected to be less than 5% of forecasted 2018 Permian oil, natural gas liquids (NGL) and gas revenues.

First Quarter 2018 Financial Review

Sales volumes for the first quarter of 2018 averaged 312 MBOEPD. Oil sales averaged 183 thousand barrels per day (MBPD), NGL sales averaged 66 MBPD and gas sales averaged 379 MMCFPD.

Similar to most companies, the Company adopted the new revenue recognition standard Accounting Standards Update No. 2014-09 (ASC 606), “Revenue from Contracts with Customers,” effective January 1, 2018. Under this new rule, gas processing fees and associated downstream fractionation and transportation fees that were previously reflected as a reduction in the Company’s reported NGL and gas revenues are now required to be recognized as an expense in the Company’s production costs. As a result of the new rule, reported NGL and gas revenues and associated price realizations will be higher, with an equivalent offsetting increase to production costs. Adoption of ASC 606 results in no change to the Company’s cash operating margins.

The average realized price for oil was $61.64 per barrel. Including the effects of ASC 606, the average realized price for NGLs was $27.74 per barrel, and the average realized price for gas was $2.59 per MCF. These prices exclude the effects of derivatives.

Production costs, including taxes and the effects of ASC 606, averaged $10.30 per BOE. Production costs would have been $8.77 per BOE excluding the effects of ASC 606. Depreciation, depletion and amortization (DD&A) expense averaged $12.72 per BOE. Exploration and abandonment costs were $35 million, including $7 million for drilling, acreage and other abandonments, $11 million for seismic purchases and $17 million for personnel costs. General and administrative expense totaled $90 million. Interest expense was $36 million. Other expense was $57 million, including $34 million of charges associated with excess firm gathering and transportation commitments. Accretion of discount on asset retirement obligations was $4 million. The Company’s effective income tax rate was 22%.

Second Quarter 2018 Financial Outlook

The Company’s second quarter 2018 outlook for certain operating and financial items is provided below.

Total production is forecasted to average between 312 MBOEPD to 322 MBOEPD. Permian Basin production is forecasted to average between 268 MBOEPD to 276 MBOEPD.

Production costs are expected to average $10.00 per BOE to $12.00 per BOE, reflecting the impact of ASC 606. DD&A expense is expected to average $12.50 per BOE to $14.50 per BOE. Total exploration and abandonment expense is forecasted to be $20 million to $30 million.

General and administrative expense is expected to be $90 million to $95 million. Interest expense is expected to be $30 million to $35 million. Other expense is forecasted to be $60 million to $70 million and is expected to include $40 million to $45 million of charges associated with excess firm gathering and transportation commitments. Accretion of discount on asset retirement obligations is expected to be $4 million to $7 million.

The Company’s effective income tax rate is expected to range from 21% to 25%. Current income taxes are expected to be less than $5 million.

The Company’s financial and derivative MTM results and open derivatives positions are outlined on the attached schedules.

Earnings Conference Call

On Thursday, May 3, 2018, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2018, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial 800-281-7973 and confirmation code 3052979 five minutes before the call. View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through May 28, 2018. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, completion of planned divestitures, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and export facilities, Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production, uncertainties about estimates of reserves and resource potential, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks, ability to implement planned stock repurchases, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

“Return on Capital Employed (ROCE)” is a non-GAAP financial measure. As used by Pioneer, ROCE is net income adjusted for tax-effected interest expense, net noncash MTM derivative gains and losses and other unusual items divided by the summation of average equity plus average net debt.

Pioneer may repurchase shares from time to time at management’s discretion in accordance with applicable securities laws, including through open market transactions, privately negotiated transactions or any combination thereof. In addition, shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The amount and timing of repurchases are subject to a number of factors, including stock price, trading volume and general market conditions, and the program may be modified, suspended or terminated at any time by Pioneer’s Board of Directors. The Company intends to fund repurchases under the program from existing cash flow, proceeds from asset divestitures or cash and cash equivalents.

This news release also contains a forward-looking non-GAAP financial measure, return on capital employed. Due to its forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measure, such as future noncash property impairments, gains or losses on future divestitures and future noncash MTM derivative gains and losses.  Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measure. Amounts excluded from this non-GAAP measure in future periods could be significant.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “recoverable resource,” “estimated ultimate recovery,” “EUR,” “oil in place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Company Contacts:
Investors
Frank Hopkins - 972-969-4065
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,001	$896
Short-term investments	722	1,213
Accounts receivable, net	826	645
Income taxes receivable	7	7
Inventories	218	212
Assets held for sale	20	—
Derivatives	7	11
Other	23	23
Total current assets	2,824	3,007
Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	21,460	20,962
Accumulated depletion, depreciation and amortization	(9,230)	(9,196)
Total property, plant and equipment	12,230	11,766
Long-term investments	93	66
Goodwill	269	270
Other property and equipment, net	1,799	1,762
Other assets, net	108	132
	$17,323	$17,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,270	$1,282
Interest payable	38	59
Income taxes payable	1	—
Current portion of long-term debt	449	449
Liabilities held for sale	6	—
Derivatives	333	232
Other	153	106
Total current liabilities	2,250	2,128
Long-term debt	2,284	2,283
Derivatives	54	23
Deferred income taxes	928	899
Other liabilities	405	391
Equity	11,402	11,279
	$17,323	$17,003

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenues and other income:
Oil and gas	$1,266	$809
Sales of purchased oil and gas	1,070	316
Interest and other	18	13
Derivative gains (losses), net	(208)	151
Gain on disposition of assets, net	4	11
	2,150	1,300
Costs and expenses:
Oil and gas production	213	141
Production and ad valorem taxes	76	47
Depletion, depreciation and amortization	357	337
Purchased oil and gas	1,054	335
Impairment of oil and gas properties	—	285
Exploration and abandonments	35	33
General and administrative	90	84
Accretion of discount on asset retirement obligations	4	5
Interest	36	46
Other	57	60
	1,922	1,373
Income (loss) before income taxes	228	(73)
Income tax benefit (provision)	(50)	31
Net income (loss) attributable to common stockholders	$178	$(42)

Basic and diluted net income (loss) per share attributable to common stockholders	$1.04	$(0.25)

Weighted average shares outstanding:
Basic	170	170
Diluted	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$178	$(42)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	357	337
Impairment of oil and gas properties	—	285
Exploration expenses, including dry holes	7	10
Deferred income taxes	50	(31)
Gain on disposition of assets, net	(4)	(11)
Accretion of discount on asset retirement obligations	4	5
Interest expense	1	1
Derivative related activity	136	(141)
Amortization of stock-based compensation	17	22
Other noncash items	20	25
Change in operating assets and liabilities:
Accounts receivable, net	(181)	92
Inventories	(6)	(19)
Investments	4	4
Other current assets	(3)	(6)
Accounts payable	(9)	(153)
Interest payable	(21)	(29)
Income taxes payable	1	—
Other current liabilities	3	15
Net cash provided by operating activities	554	364
Net cash used in investing activities	(404)	(298)
Net cash used in financing activities	(45)	(521)
Net increase (decrease) in cash and cash equivalents	105	(455)
Cash and cash equivalents, beginning of period	896	1,118
Cash and cash equivalents, end of period	$1,001	$663

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2018	2017
Average Daily Sales Volumes:
Oil (Bbls)	182,519	145,619
Natural gas liquids ("NGL") (Bbls)	66,181	46,828
Gas (Mcfs)	378,869	338,602
Total (BOEs)	311,845	248,881

Average Prices (a):
Oil (per Bbl)	$61.64	$49.05
NGL (per Bbl)	$27.74	$19.33
Gas (per Mcf)	$2.59	$2.79
Total (per BOE)	$45.11	$36.14

	Three Months Ended March 31, 2018
	Permian Horizontals	Permian Verticals	Eagle Ford	Other Assets	Total
	($ per BOE)
Margin Data:
Average prices	$48.53	$47.32	$33.86	$23.98	$45.11
Production costs	(4.18)	(19.93)	(12.18)	(13.05)	(7.60)
Production and ad valorem taxes	(2.95)	(2.97)	(1.63)	(1.27)	(2.70)
	$41.40	$24.42	$20.05	$9.66	$34.81
Percent Oil	66%	63%	36%	14%	59%
_______________

(a)
On January 1, 2018, the Company adopted ASC 606, "Revenue from Contracts with Customers." Changes in oil and gas revenue and oil and gas production costs are due to the conclusion under the control model in the new revenue rule that the third-party processor or transporter is only providing gas processing or transportation services, and that the Company remains the principal owner of the commodity until sold to the ultimate purchaser. Results for the three months ended March 31, 2018 are presented in accordance with the new rule, while results for the three months ended March 31, 2017 continue to be reported in accordance with historical accounting rules.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During the periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding and the Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income (loss) attributable to common stockholders to basic and diluted net income (loss) attributable to common stockholders for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(in millions)
Net income (loss) attributable to common stockholders	$178	$(42)
Participating basic earnings	(1)	—
Basic and diluted net income (loss) attributable to common stockholders	$177	$(42)
The following table is a reconciliation of basic weighted average shares outstanding to diluted weighted average shares outstanding for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
	(in millions)
Basic weighted average shares outstanding	170	170
Dilution attributable to stock-based compensation awards	1	—
Diluted weighted average shares outstanding	171	170

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$178	$(42)
Depletion, depreciation and amortization	357	337
Exploration and abandonments	35	33
Impairment of oil and gas properties	—	285
Accretion of discount on asset retirement obligations	4	5
Interest expense	36	46
Income tax (benefit) provision	50	(31)
Gain on disposition of assets, net	(4)	(11)
Derivative related activity	136	(141)
Amortization of stock-based compensation	17	22
Other	20	25
EBITDAX (a)	829	528
Cash interest expense	(35)	(45)
Discretionary cash flow (b)	794	483
Cash exploration expense	(28)	(23)
Changes in operating assets and liabilities	(212)	(96)
Net cash provided by operating activities	$554	$364
_______________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; noncash derivative related activity; amortization of stock-based compensation and other items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Income adjusted for noncash mark-to-market ("MTM") derivative losses, as presented in this press release, is presented and reconciled to Pioneer's net income attributable to common stockholders (determined in accordance with GAAP) because Pioneer believes that this non-GAAP financial measure reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that this non-GAAP financial measure may enhance investors' ability to assess Pioneer's historical and future financial performance. This non-GAAP financial measure is not intended to be a substitute for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains or losses will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended March 31, 2018, as determined in accordance with GAAP, to adjusted income excluding noncash MTM derivative losses.

	After-tax Amounts	Amounts Per Share
Net income attributable to common stockholders	$178	$1.04
Noncash MTM derivative losses, net ($136 pretax)	106	0.62
Income adjusted for noncash MTM derivative losses	$284	$1.66

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of May 1, 2018
(Volumes are average daily amounts)

	2018			Year Ending December 31, 2019
	Second Quarter	Third Quarter	Fourth Quarter
Average Daily Oil Production Associated with Derivatives (Bbl):
Collar contracts:
Volume	3,000	3,000	3,000	—
NYMEX price:
Ceiling	$58.05	$58.05	$58.05	$—
Floor	$45.00	$45.00	$45.00	$—
Collar contracts with short puts:
Volume	149,000	154,000	159,000	65,000
NYMEX price:
Ceiling	$57.79	$57.70	$57.62	$60.74
Floor	$47.42	$47.34	$47.26	$52.69
Short put	$37.38	$37.31	$37.23	$42.69
Average Daily NGL Production Associated with Derivatives:
Ethane basis swap contracts (a):
Volume (MMBtu)	6,920	6,920	6,920	6,920
Price differential ($/MMBtu)	$1.60	$1.60	$1.60	$1.60
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts
Volume	100,000	100,000	100,000	—
NYMEX price	$3.00	$3.00	$3.00	$—
Collar contracts with short puts:
Volume	50,000	50,000	50,000	—
NYMEX price:
Ceiling	$3.40	$3.40	$3.40	$—
Floor	$2.75	$2.75	$2.75	$—
Short put	$2.25	$2.25	$2.25	$—
Basis swap contracts:
Permian Basin index swap volume (b)	—	50,000	50,000	37,397
Price differential ($/MMBtu)	$—	$(1.50)	$(1.50)	$(1.50)
Southern California index swap volume (c)	40,000	80,000	66,522	84,932
Price differential ($/MMBtu)	$0.30	$0.30	$0.50	$0.33
__________

(a)
The ethane basis swap contracts reduce the price volatility of ethane forecasted for sale by the Company at Mont Belvieu, Texas-posted prices. The ethane basis swap contracts fix the basis differential on a NYMEX Henry Hub ("HH") MMBtu equivalent basis. The Company will receive the NYMEX HH price plus the price differential on 6,920 MMBtu per day, which is equivalent to 2,500 Bbls per day of ethane.

(b)
The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells its Permian Basin gas and the NYMEX HH index price used in swap contracts and collar contracts with short puts.

(c)
The referenced basis swap contracts fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in southern California.

Marketing derivatives. Periodically, the Company enters into buy and sell marketing arrangements to fulfill firm pipeline transportation commitments. Associated with these marketing arrangements, the Company may enter into index swap contracts to mitigate price risk.

The following table presents the Company's open marketing derivative positions as of May 1, 2018:

	2018
	Second Quarter	Third Quarter
Average Daily Oil Transportation Commitments Associated with Derivatives (Bbl):
Basis swap contracts:
Louisiana Light Sweet index swap volume (a)	6,703	—
Price differential ($/Bbl)	$3.18	$—
Magellan East Houston index swap volume (a)	8,659	2,022
Price differential ($/Bbl)	$3.29	$3.30
____________________

(a)
The referenced basis swap contracts fix the basis differentials between NYMEX WTI and Louisiana Light Sweet or Magellan East Houston oil prices for Permian Basin oil forecasted for sale in the Gulf Coast region.

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION (continued)

Derivative Losses, Net
(in millions)

Three Months Ended March 31, 2018
Noncash changes in fair value:
Oil derivative losses	$(126)
NGL derivative gains	1
Gas derivative losses	(16)
Marketing derivative gains	5
Total noncash derivative losses, net	(136)

Net cash payments on settled derivative instruments:
Oil derivative payments	(74)
Gas derivative receipts	2
Total cash derivative payments on settled derivative instruments, net	(72)
Total derivative losses, net	$(208)